EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made this 21st day of May, 2007 by and between Noble Innovations, Inc. a Nevada corporation (the "Employer"), and L. Fred Huggins, Jr., (the “Employee”).

1. DURATION OF AGREEMENT

Employer hereby employs L. Fred Huggins, Jr. and he hereby accepts employment with the Employer effective May 21 2007 through May 21, 2009. This agreement shall be extended for additional one-year periods unless either party notifies the other in writing at least six months prior to the end of any extension.

2. DUTIES OF EMPLOYEE

2.1 Employee shall serve as Vice President of Sales and Marketing and shall perform all duties, acts and responsibilities required of this position.

2.2 Employee shall report to the President, Chief Executive Officer.

2.3 Place of employment shall be the Phoenix, Arizona metro area.

3. COMPENSATION OF THE EMPLOYEE

3.1 Employee shall receive a base salary of $150,000 per year to be reviewed annually in accordance with the Company's regular practices for members of Senior Management.

3.2 Employee will be granted 10,000 shares of the Employer’s restricted common stock upon execution of the document. An additional 10,000 shares of the Employer’s restricted common stock in either the form of shares or options, at the approval of the board of directors, will be granted to the Employee each year thereafter on the anniversary date of the Employee’s hire. These shares or options will be vested upon the one year anniversary of the granting of the shares or options.

3.3 Incentive / bonus compensation shall be provided to the Employee based on incentive programs developed by the Employer and will be based primarily on sales achieved by the Employer within the profit margins agreed to by the employer, employee and board of directors.

3.3 In addition to 3.2 above, the Employee may also participate in Employer’s compensation by stock programs as defined by the Employer and as approved by the Employer’s board of directors.

3.4 A monthly automobile allowance of $600 shall be provided.

3.5 Employee shall be allowed select holidays off, three weeks vacation annually and leaves for short term periods of illness in accordance with the Employer’s regular practices for members of Senior Management.

3.6 Employee shall participate in the Employer’s life and health insurance plan when implemented. In the interim, an allowance of $500 to $1000 monthly shall be provided for Employee to enroll in an individual health insurance program, depending on the actual cost of the program.

3.7

Employee shall be reimbursed for any reasonable and necessary business-related expenses, including entertainment, travel and similar expenses incurred in performing the duties of this position. All expenses reimbursed by Employer must be accompanied with receipts and be approved by the Employer’s President and Chief Executive Officer.

4. INDEMNIFICATION BY EMPLOYER

Employer hereby agrees to indemnify the Employee against all claims of action which may be advanced against Employee on account of any act by Employee made in good faith and in the furtherance of his duties on behalf of the Employer.

5. TERMINATION OF AGREEMENT

5.1 The Employee may terminate this agreement at any time provided he notifies the Board of Directors in writing of his intent to terminate at least sixty days prior to termination date.

5.2 The Employer may terminate this agreement only when Employee breaches the Agreement at which time the Employer will notify the Employee in writing of the details of the breach of agreement and allow sixty days prior to termination date.

6. NON-COMPETE

During the employment term, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business directly competitive with Employer’s business. In addition, Employee, while employed, shall not take any action without Employer’s prior written consent to establish, form, or become employed by a competing business on termination of employment by Employer. Employee’s failure to comply with the provisions of the preceding sentence shall give Employer the right (in addition to all other remedies Employer may have) to terminate any benefits or compensation to which Employee may be otherwise entitled following termination of this Agreement.

7. TRADE SECRETS AND CONFIDENTIALITY AGREEMENT

Employee shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Employee’s own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the “Confidential Information”) of Employer it being the intent of Employer, with which intent Employee hereby agrees, to restrict Employee from disseminating or using any like information that is unpublished or not readily available to the general public.

8. LAW GOVERNING AGREEMENT

This agreement shall be governed and construed in accordance with the laws of the State of Arizona in which the Employer is physically located.

9. CHANGE OF AGREEMENT

This agreement may not be changed, modified or added to in anyway without the written acceptance by the Employer and Employee.

In witness thereof, the parties have set their hand this May 21, 2007.

/s/James A. Cole James A. Cole President and Chief Executive Officer Noble Innovations, Inc.	/s/L. Fred Huggins, Jr. L. Fred Huggins, Jr.